Exhibit 10.31

SBI Board Compensation Proposal

Effective January, 2009

SBI Board Member Retainers

Board Member -	$25,000
Audit Committee Chair -	$10,000
Compensation Committee Chair -	$7,000
Nominating Committee Chair -	$5,000

SBI Board and Committee Meeting Fees

Board Meeting Fee -	$1,500
Committee Meeting Fee -	$1,200

Subsidiary Board and Committee Meeting Fees

Susquehanna Bank Board Meeting Fee -	$1,200
Other Boards and Committees Meeting Fee -	$1,000

Telephonic Participation Meeting Fees

•	Telephonic participation guidelines will be established by the Chair of each Board and committee.

•	In the event telephonic participation is permitted by the Chair, the telephonic meeting fee will be 60% of the in-person meeting fee. (Single topic teleconferences not compensated.)